Exhibit 99.3

Vivendi Games, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

		As of December 31,
	As of June 30, 2008	2007
	(unaudited)	(as adjusted)
Assets
Current assets:
Cash and cash equivalents	$59,098	$62,241
Accounts receivable, net of bad debt allowance and other allowances	118,673	164,953
Inventories	24,359	21,359
Capitalized software development costs, net	1,159	845
Royalties and license agreements, net	66,731	33,550
Prepaid expenses and other current assets	9,560	12,476
Deferred taxes	174,471	142,376
Total current assets	454,051	437,800

Royalties and license agreements, net	24,893	58,761
Property and equipment, net	117,045	128,599
Other intangibles, net	57,712	60,043
Goodwill	209,309	203,417
Deferred taxes	27,928	24,165
Other assets	6,705	6,057
Total assets	$897,643	$918,842

Liabilities and owner’s equity
Current liabilities:
Accounts payable	$57,036	$48,835
Accrued expenses and other	380,124	362,200
Deferred revenues	180,304	189,640
Royalties payable	3,209	6,280
Total current liabilities	620,673	606,955

Deferred taxes		—
Other long-term liabilities	67,124	72,082
Total liabilities	687,797	679,037

Commitments and contingencies (Note 8)

Owner’s equity
Common stock: $0.01 par value; Authorized - 100,000 shares, issued and outstanding - 800 shares	—	—
Additional paid in capital	487,915	490,041
Net (receivable from) payable to Vivendi and affiliated companies	(22,625)	77,254
Accumulated deficit	(296,618)	(367,274)
Accumulated other comprehensive income	41,174	39,784
Owner’s equity	209,846	239,805
Total liabilities and owner’s equity	$897,643	$918,842

See accompanying notes.

Vivendi Games, Inc.

Consolidated Statements of Operations

(in thousands)

	Six Months Ended June 30,
	2008	2007
	(unaudited)
Product sales, net of returns and allowances	$161,063	$177,001
Subscription revenues	477,289	364,203
Licensing revenues	34,529	21,380
Other revenues	4,255	7,205
Net sales	677,136	569,789

Cost of sales (excluding depreciation and amortization)	182,619	161,628
Sales and marketing	79,981	64,210
Research and development	204,682	168,888
General and administrative	65,259	67,084
Amortization of capitalized software development costs	4,414	3,956
Depreciation expense and amortization of other intangibles	31,917	29,501
Restructuring costs	43	(909)
Total operating expenses	568,915	494,358

Operating income	108,221	75,431

Other expenses (income):
Interest, net (from) to Vivendi	(4,174)	3,316
Interest, net	(1,009)	(2,356)
Foreign currency exchange loss (gain)	864	(650)
Other, net	(41)	688
Total other expenses (income)	(4,360)	998

Income before income taxes	112,581	74,433
(Provision) benefit for income taxes on a stand-alone basis	(41,925)	18,501
Net income	$70,656	$92,934

See accompanying notes.

Vivendi Games, Inc.

Consolidated Statements of Owner’s Equity and Comprehensive Income

(in thousands, except share amounts)

						Accumulated
			Additional	Net Payable		Other	Total	Total
	Common Stock		Paid In	(Receivable)	Accumulated	Comprehensive	Owner’s	Comprehensive
	Shares	Amount	Capital	with Vivendi	Deficit	Income	Equity	Income

Balance at December 31, 2007 (as adjusted)	800	—	490,041	77,254	(367,274)	39,784	239,805
Net transfers to Vivendi (unaudited)	—	—	(2,126)	(99,879)	—	—	(102,005)
Net income (unaudited)	—	—	—	—	70,656	—	70,656	70,656
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	1,390	1,390	1,390
Balance at June 30, 2008 (unaudited)	800	$—	$487,915	$(22,625)	$(296,618)	$41,174	$209,846	$72,046

Vivendi Games, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2008	2007
	(unaudited)
Operating activities
Net income	$70,656	$92,935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense and amortization of other intangibles	31,916	29,557
Amortization of capitalized software development costs	4,414	3,956
Loss on disposal of fixed assets	151	882
Gain from sale of businesses	—	—
Income taxes	34,049	(11,813)
Changes in operating assets and liabilities:
Accounts receivable	50,510	120,697
Inventories	(2,279)	11,383
Capitalized software development costs	(4,728)	(1,727)
Royalties and license agreements, net	687	(33,615)
Prepaid expenses and other assets	2,107	(475)
Accounts payable, accrued expenses and other	11,566	1,695
Deferred revenue	(4,120)	107,765
Royalties payable	(3,071)	(8,560)
Net cash provided by operating activities	191,858	312,680

Investing activities
Purchase of property and equipment, net	(16,060)	(38,041)
Cash payments to effect business combination, net of cash acquired	(5,288)	—
Proceeds from sale of businesses	—	—
Net cash used in investing activities	(21,348)	(38,041)

Financing activities
Payment of capital leases	—	—
Net cash transfers to Vivendi and affiliated companies	(171,831)	(304,266)
Net cash used in by financing activities	(171,831)	(304,266)

Effect of foreign exchange rate changes on cash and cash equivalents	(1,822)	(6,075)

Net (decrease) increase in cash and cash equivalents	(3,143)	(35,702)
Cash and cash equivalents:
Beginning of period	62,241	67,969
End of period	$59,098	$32,267

Supplemental disclosure of cash flow information
Cash paid, net of refunds, to taxing authorities during the period	$7,449	$10,411
Net cash (received from) paid to third parties for interest during the period	$(789)	$(282)

See accompanying notes.

(Information subsequent to December 31, 2007 and pertaining to June 30, 2008 and the six months ended June 30, 2008 and 2007 is unaudited)

1. Business Organization and Basis of Presentation

These consolidated financial statements represent the accounts of Vivendi Games, Inc. and its subsidiaries (“Vivendi Games”) and Universal Interactive, Inc. (“UI”), which has historically been under the common control of Vivendi S.A. (“Vivendi”). During 2006, Vivendi transferred UI to Vivendi Games, at which time UI became a wholly owned subsidiary of Vivendi Games. The consolidated entity is known as “Vivendi Games,” and is a wholly owned indirect subsidiary of Vivendi. Vivendi, a leader in entertainment with activities in music, TV, cinema, telecom, Internet and games, is listed on the compartiment A of Eurolist, Euronext Paris S.A.

Vivendi Games is a global developer, publisher and distributor of multi-platform interactive entertainment. Through its division Blizzard Entertainment, Inc., Vivendi Games is the leader in terms of subscriber base and revenues generated in the subscription-based MMORPG category, and through Sierra Entertainment, it develops and distributes games for the personal computer (“PC”), console and handheld markets. Vivendi Games has recently entered the casual online and mobile gaming markets by establishing new divisions: Sierra Online and Vivendi Games Mobile.

Vivendi Games has development teams around the world and a pipeline of its own original and copyrighted material. Vivendi Games maintains relationships with strategic partners such as Universal Music Group, NBC Universal and 20th Century Fox.

Headquartered in Los Angeles, California, Vivendi Games is structured around two main divisions: Blizzard Entertainment and Sierra Entertainment (along with the separate divisions Sierra Online and Vivendi Games Mobile). Vivendi Games also provides, through Sierra Entertainment, functional support services, such as global wholesale sales and operations and corporate support services, such as executive management, finance, legal and human resources, to all divisions in order to leverage economics of scale.

Although Vivendi Games is a wholly owned subsidiary of Vivendi, it operates its activities independently, through its various offices and locations, with limited operational reliance on Vivendi or Vivendi’s affiliates. Vivendi Games shares certain corporate support services rendered at the Vivendi level, mainly cash and tax management. Vivendi maintains a centralized cash management pool from which Vivendi Games borrows and lends cash on a daily basis. Vivendi charges Vivendi Games interest on the cumulative net cash transfers. Likewise, Vivendi manages its global tax situation for the benefit of the entire portfolio of its businesses. Vivendi Games is part of tax sharing agreements and consolidated returns in certain jurisdictions.

Blizzard Entertainment, Inc. (“Blizzard”)

Blizzard is headquartered in Irvine, California and is a development studio and publisher best known as the creator of World of Warcraft and the Diablo, StarCraft and Warcraft franchises.  Blizzard distributes its products and generates revenues worldwide through various means: subscription revenues (which consist of fees from individuals playing World of Warcraft, Blizzard’s massively multi-player online game and other ancillary online revenues); licensing revenues from third-party companies who distribute World of Warcraft in China and Taiwan; electronic download sales of PC products; and retail sales of physical “boxed” product.

In addition to the Irvine (California) head offices, Blizzard maintains offices in or around Austin (Texas), Paris (France), Cork (Ireland), Seoul (South Korea), Shanghai (China) and Taipei (Taiwan) to provide support to World of Warcraft players in their native language, to enhance online community management and to tailor marketing initiatives to specific regions.

Sierra Entertainment (“Sierra”)

Sierra, headquartered in Los Angeles, California, is focused on the traditional PC, console and handheld game markets.  Games are developed by internal and external studios.  Sierra is focused on launching new original franchises, continuing to rejuvenate existing franchises, and improving its internal development capabilities to meet the standards for current and next generation technologies.

Sierra operates four integrated internal studios which provide development capabilities across numerous genres for gamers worldwide: High Moon Studios (San Diego, California), specializing in the development of third person action titles; Massive Entertainment (Malmö, Sweden), a developer in the real time strategy genre and creator of the World in Conflict PC title; Radical Entertainment (Vancouver, B.C.), specializing in the creation of open world games, including Scarface: The World is Yours; and Swordfish Studios (Birmingham and Manchester, England), which focuses on developing first person action titles.

Sierra also provides services to the other operating divisions by handling global wholesale sales and operations.  In North America, products are sold on a direct-to-retail basis to mass-market retailers, consumer electronic stores, discount warehouses, and game specialty stores.  International activities are conducted through offices in the United Kingdom (“U.K.”), Germany, France, Italy, Spain, the Netherlands, Sweden and Australia.  Products are sold internationally on a direct-to-retail basis, through Sierra’s wholly-owned subsidiaries and through third-party distributors.

Sierra Online and Vivendi Games Mobile

During 2006 Vivendi Games launched two divisions to capture the opportunities arising from the growing casual game market.  These divisions established their product portfolios either by: (a) leveraging existing intellectual properties from the Sierra controlled portfolio, (b) licensing properties from third parties or (c) creating new original intellectual properties.  Games are mainly developed internally and, to a lesser extent, by third-party developers.

Sierra Online (“SOL”), headquartered in Los Angeles, California, is focused on short and mid-session casual games, mainly playable on dedicated console Internet networks such as Xbox Live Arcade (“XBLA”) from Microsoft or on the Internet.  Games are developed by internal studios and external developers.

Vivendi Games Mobile (“VGM”), headquartered near Paris, France, is focused on developing and distributing games playable on mobile phone handsets.  Games are distributed by mobile phone carriers to the handsets of their respective mobile phone network subscribers on a pay-per-download or subscription basis, with VGM receiving a share of revenues from the carriers.  Games are primarily distributed in North America, Europe and Australia.

Business Combination Agreement with Activision, Inc. (“Activision”)

Subsequent to June 30, 2008, the previously announced business combination (the “Business Combination,” pursuant to the “Business Combination Agreement,” signed by Vivendi and Activision to combine Vivendi Games with Activision) has been consummated.  Under the terms of the agreement, a wholly owned subsidiary of Activision merged with and into Vivendi Games on July 9, 2008, and Activision was renamed Activision Blizzard.  In the Business Combination, the shares of Vivendi Games owned by Vivendi have been converted into 295.3 million new shares of Activision Blizzard’s common stock.  Concurrent with the Business Combination, which occurred on July 9, 2008, Vivendi purchased 62.9 million newly issued shares of Activision Blizzard’s common stock at a price of $27.50 per share for a total of approximately $1.731 billion in cash. Following the consummation of the Business Combination, Vivendi owned approximately 54% of Activision Blizzard’s issued and outstanding common stock. Upon closing, all pre-existing arrangements, other than licenses entered into the ordinary course of business with Vivendi or Vivendi’s affiliates, have been terminated.

Activision Blizzard now conducts the combined business operations of Activision and Vivendi Games. While Activision is the surviving entity in this Business Combination, because the transaction is treated as a “reverse acquisition”, Vivendi Games is deemed to be the acquirer for accounting purposes. Accordingly, in all future Exchange Act filings, the historical financial statements of Activision Blizzard for periods prior to the consummation of the Business Combination will be those of Vivendi Games.

All information included in these financial statements reflects only Vivendi Games’ results for the relevant periods, and does not reflect any impact of the Business Combination. Such impacts are further described in the Note 14 Subsequent events.

Interim Financial Information

The interim consolidated financial statements for the six months ended June 30, 2008 and 2007 are unaudited and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the financial information set forth therein, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Accordingly, these interim consolidated financial statements do not include all the information and footnotes required by U.S. GAAP for annual financial statements. The results of operations for the interim periods are not necessarily indicative of the results for a full year. All references to interim consolidated financial statements amounts are unaudited.

Basis of Presentation

The accompanying consolidated financial statements and related notes reflect the historical results of the operations and financial position of certain entities under the common control of Vivendi that design, develop, publish, market, and distribute interactive entertainment software for personal computers and game console platforms.  Vivendi Games’ owner’s equity represents the difference between the identifiable assets and liabilities of these entities under Vivendi Games’ control and includes the net transfers between Vivendi Games and Vivendi and Vivendi’s affiliated companies, under the cash management pool agreement.  The consolidated statements of operations and consolidated statements of owner’s equity and comprehensive income include certain expenses for corporate services and overhead that are allocated from or to Vivendi and its affiliated companies (see Note 10).  These expenses have been allocated based on the specific nature of the expense and/or a formula, which management believes reasonably allocates expenses to or from Vivendi Games; however, such amounts may have been different had Vivendi Games operated as a separate stand-alone entity during the periods presented.

All information included in the accompanying consolidated financial statements and notes to consolidated financial statements reflects only Vivendi Games’ results, and does not reflect any impact of the Business Combination as more fully described above and in Note 14.

2. Summary of Significant Accounting Policies

Change in Accounting Principle

In the third quarter of 2008, the Company changed the manner in which it recognizes revenue associated with sales of The Burning Crusade expansion pack, released in January 2007 for its massively, multi-player, online game, World of Warcraft.  Prior to the Business Combination, Vivendi Games determined that the sale of an expansion pack was a separate deliverable with standalone value apart from the World of Warcraft license and the subscription to the online game. Pursuant to Emerging Issues Task Force No. 00-21 Revenue Arrangements with Multiple Deliverables (“EITF No. 00-21”), Vivendi Games recognized revenue from the sale of an expansion pack upon delivery because it had standalone value and there was objective and reliable evidence of fair value for the subscription service.  As a result of the consummation of the Business Combination the Company changed its weighting of the factors considered in determining if sales of The Burning Crusade expansion pack have standalone value.  After considering the intended functionality of the expansion pack and the necessity of the World of Warcraft license and subscription service to the functionality of the expansion pack, the Company determined that it is preferable to conclude that the expansion packs do not have standalone value and to account for fees from sales of expansion packs over the remaining estimated useful life of the customer.  This method recognizes revenue over the period during which the customer is expected to utilize the intended full functionality of the expansion pack. The Company believes that it is preferable to recognize revenue from sales of expansion packs over the estimated remaining useful life of the customer, because this is consistent with the accounting for the World of Warcraft license and the evolution of accounting for on-line enabled video games in the console industry. In accordance with Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections” ("SFAS No. 154"), this change has been applied retrospectively to our consolidated financial statements for all prior periods.

In addition to the above, the Company also identified certain ancillary fees charged to World of Warcraft subscribers that had been recognized immediately rather than deferred over the estimated remaining subscription life.  Accordingly, the Company has also retrospectively adjusted subscription revenues for the year ended December 31, 2007, and such adjustments are immaterial to all periods presented.

As a result of these changes, cost of sales and amortization of capitalized software costs were also impacted, as cost of sales and software amortization are recognized in relation to the related revenues.  Additionally, Vivendi Games provides for estimated sales returns and price protection deductions to be taken by customers as a reduction to product sales, which is included within accrued liabilities. The effects of these changes were as follows:

(amounts in thousands)

	December 31,2007	December 31, 2007
	as reported	as adjusted
Consolidated Balance Sheets:
Capitalized software development costs, net	$740	$845
Deferred taxes	126,261	142,376
Accrued expenses and other	374,133	362,200
Deferred revenues	136,805	189,640
Accumulated deficit	(342,592)	(367,274)

Consolidated Statements of Operations:

Product sales, net of returns and allowances	$538,518	$505,316
Subscription revenues	795,621	782,156
Cost of sales (excluding depreciation and amortization)	387,786	382,021
Amortization of capitalized software development costs	10,239	10,134
Operating income	220,421	179,624
Income (loss) from continuing operations before income taxes	215,345	174,548
Benefit (provision) for income taxes on a stand-alone basis	36,353	52,468

Net income	$251,698	$227,016
Consolidated Statements of Cash Flows:
Net income (loss)	$251,698	$227,016
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized software development costs	10,239	10,134
Deferred income taxes	(61,352)	(77,467)
Changes in operating assets and liabilities:
Accounts payable, accrued expenses and other	159,647	147,714
Deferred revenue	20,095	72,930

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period, including but not limited to sales returns and price protection, the collectability of accounts receivable, the realizability of third party and internal capitalized software costs, valuation of deferred tax assets and the fair value of stock-based compensation. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are a reasonable approximation of fair value due to the short maturities of these instruments.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and transactions of Vivendi Games as more fully described in Note 1. All material intercompany balances and transactions between the consolidated companies have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents include short-term highly liquid investments purchased with original maturities of three months or less. Amounts of cash balances are subsequently swept by Vivendi via the cash pooling agreement (see Note 10).

Accounts Receivable, Sales Returns, Price Protection and Other Reserves

Accounts receivable consist principally of amounts owed by distributors, retail and mass marketing chains, software specialty retail chains and computer superstores.

Vivendi Games may permit product returns from, or grant price protection to, Vivendi Games’ customers under certain conditions. In general, price protection refers to the circumstances when Vivendi Games elects to decrease the wholesale price of a product by a certain amount and, when granted and applicable, allows customers a credit against amounts owed by such customers with respect to open and/or future invoices. Vivendi Games has provided for the estimated amounts of returns and price-protection deductions to be taken by customers as a reduction to product sales and is included within accrued liabilities.

The conditions Vivendi Games’ customers must meet to be granted the right to return products or price protection are, among other things, compliance with applicable payment terms, and consistent delivery of inventory and sell-through reports.  Vivendi Games may also consider other factors, including the facilitation of slow-moving inventory and other market factors.  Management must make estimates of potential future product returns and price protection related to current period product revenue.  Vivendi Games estimates the amount of future returns and price protection for current period product revenue utilizing historical experience and information regarding inventory levels and the demand and acceptance of its products by the end consumer.

The following factors are used to estimate the amount of future returns and price protection for a particular title: historical performance of titles in similar genres; historical performance of the hardware platform; historical performance of the brand; console hardware life cycle; Vivendi Games’ sales force and retail customer feedback; industry pricing; weeks of on-hand retail channel inventory; absolute quantity of on-hand retail channel inventory; warehouse on-hand inventory levels; the title’s recent sell-through history (if available); marketing trade programs; and competing titles. The relative importance of these factors varies among titles depending upon, among other items, genre, platform, seasonality, and sales strategy. Significant management judgments and estimates must be made and used in connection with establishing the accrual for sales returns and price protection in any accounting period.

Based upon historical experience, Vivendi Games believes the estimates are reasonable.  However, actual returns and price protection could vary materially from accrual estimates due to a number of reasons including, among others, a lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms.  Material differences may result in the amount and timing of revenue for any period if factors or market conditions change or if management makes different judgments or utilizes different estimates in determining the accruals for sales returns and price protection.  For example, a 1% increase in the June 30, 2008 accruals for sales returns and price protection would reduce net sales for the six month period by $0.4 million.

In addition, Vivendi Games also provides co-operative advertising concessions, marketing development funds, volume discounts and front-end rebates to certain customers. These reserves are presented as a reduction to accounts receivable and were determined based on historical experience, budgeted customer allowances and existing commitments to customers.  The ultimate amount of these deductions taken by customers could differ from Vivendi Games’ estimates, and the difference could be material.  As of June 30, 2008 and December 31, 2007, other allowances amounted to $12.3 million and $28.4 million, respectively.

Vivendi Games extends credit to various companies in the retail and mass merchandising industry, and management has provided for the estimated accounts receivable that will remain uncollected.  These estimates were based on an analysis of historical bad debts, customer concentrations, customer creditworthiness, current economic trends and customers’ payment terms and their economic condition.  Collection of trade receivables may be affected by changes in any of these criteria as well as economic or other industry conditions and may, accordingly, impact Vivendi Games’ overall credit risk.  As of June 30, 2008 and December 31, 2007, bad debt allowances amounted to $2.4 million and $10.3 million, respectively.

No customer accounted for more than 10% of Vivendi Games’ total net sales for the six months ended June 30, 2008 and 2007. World of Warcraft, which was launched by Blizzard at the end of November 2004, accounted for approximately 83% (as adjusted) of total net sales during the six months ended June 30, 2008 compared to 85% (as adjusted) of total net sales during the six months ended June 30, 2007.

Inventories

Inventories are valued at the lower of cost (average cost) or market value. Costs include materials, capitalized production labor and all capitalizable operations’ overhead costs.

Property and Equipment

Property and equipment are stated at cost. Property and equipment acquired as part of a business acquisition are stated at estimated fair market value at the date of purchase. Assets financed by leasing contracts that meet the requirements of a capital lease are capitalized at the present value of future minimum lease payments and amortized over the shorter of the lease term or the estimated useful lives of the assets. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets and includes the amortization of assets acquired through leasing contracts.

The major categories and related estimated useful lives are as follows:

Computer equipment and software	3 years
Equipment .	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of 7 years or life of lease

Major renewals and improvements are capitalized. Maintenance, repairs and minor renewals are charged to expense as incurred. When property is sold or otherwise disposed of, the cost and related accumulated depreciation is removed from the accounts, and any resulting gain or loss is included in the accompanying consolidated statements of operations.

Capitalized Software Development Costs

Capitalized software development costs represent costs incurred in connection with the internal development of products.  Vivendi Games accounts for capitalized software development costs in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.  Software development costs are capitalized once the technological feasibility of a product is established and such costs are determined to be recoverable.  Technological feasibility is evaluated on a product-by-product basis.  Prior to a product’s release, Vivendi Games expenses capitalized costs when it believes such amounts are not recoverable.  Capitalized costs for those products that are cancelled or abandoned are charged to research and development expense in the period of cancellation.  Amounts related to software development which are not capitalized are charged immediately to research and development expense.  For many of the Vivendi Games’ internal development projects, technological feasibility has been determined to be achieved late in the development cycle.  As a result, most software development costs are expensed as research and development costs, and not capitalized.

Capitalized software development costs are classified as current based upon the expected future release dates of the associated software titles. Capitalized software development costs are amortized on a product-by-product basis generally over a four-month period which commences in the month that the product is released, with a majority of the expense being recognized in the first month. Capitalized software costs related to the initial development of World of Warcraft were amortized straight-line over a ten-month period commencing on its first launch in November 2004.

During the six months ended June 30, 2008 and 2007, amortization of capitalized software development costs was $4.4 million, and $4.0 million, respectively.

Royalties and License Agreements

Royalties and license agreements consist primarily of prepayments made to independent software developers under development arrangements that have alternative future uses or are based on existing, proven game engine technology, and prepaid royalties and license fees paid to intellectual property rights holders for use of their trademarks, copyrights, software, or other intellectual property or proprietary rights in the development of Vivendi Games’ products. Depending upon the agreement with the rights holder, Vivendi Games may obtain the rights to use acquired intellectual property in multiple products over multiple years, or alternatively, for a single product.  Royalties and license agreements are generally expensed to cost of sales based on contractual rates applied to actual net product sales.  Royalties and license agreements are classified as current and non-current assets based upon expected release date of the associated software titles.

Capitalized royalties and license costs are reviewed by Vivendi Games quarterly for recoverability. The recoverability of capitalized royalties and license costs is evaluated based on the expected performance of the specific products to which the costs relate. Criteria used to evaluate expected product performance include: historical performance of comparable products using comparable technology; orders for the product prior to its release; and estimated performance of a sequel product based on the performance of the product on which the sequel is based.

Any capitalized royalties and license costs not considered recoverable are either written off or impaired to net realizable value. Such costs are written off, as a component of research and development costs, if titles are canceled prior to completion due to failure to meet Vivendi Games’ desired quality specifications. Impairments are taken on capitalized royalties and license costs for games to be released in future periods which are not considered recoverable. Such impairments are recorded either as a component of research and development costs in the period of the change in estimate for titles to be released in future years, or as a component of cost of sales for titles to be released later within the current year. Certain license agreements deemed to be “at risk” for full recoverability are amortized on a straight line basis over the term of the license.

Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized costs. In evaluating the recoverability of capitalized costs, the assessment of expected product performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual product sales are less than and/or revised forecasted or actual costs are greater than the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge.

Write-offs for canceled titles and pre-release impairments of $21.7 million and $4.7 million were recorded during the six months ended June 30, 2008 and June 30, 2007, respectively.

Long-Lived Assets

Vivendi Games reviews long-lived assets, such as fixed assets and certain identifiable intangibles with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Factors that could indicate the occurrence of such events or circumstances include current period operating or cash flow losses combined with a history of operating or cash flow losses, a projection or forecast that demonstrates continuing operating or cash flow losses, or incurring costs in excess of amounts originally expected to acquire or construct an asset.  If the asset is not recoverable, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value, as defined in SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (“SFAS No. 144”).  No impairment was recorded during any period presented, as no specific triggering event occurred.

Other Intangibles

Other intangibles consist of acquired trade names, acquired developed software, and other intangibles related primarily to licensing activities.  As of January 1, 2006, trade names were assessed as indefinite-lived assets (see goodwill and indefinite-lived assets below).  Other intangibles consist of the following:

	As of June 30,	As of December 31,
	2008	2007
	(in thousands)
	(unaudited)

Trade names	$52,768	$52,888
Acquired developed software	214,629	214,848
Other intangibles	13,093	13,097
	280,490	280,833
Less accumulated amortization	(222,778)	(220,790)
	$57,712	$60,043

Acquired developed software and other intangibles are deemed to have finite lives and are amortized on a straight-line basis over the periods expected to be benefited (approximately three to five years). During the six months ended June 30, 2008 and 2007, Vivendi Games recorded amortization expense of $2.2 million and $2.7 million, respectively. Amounts are included in depreciation expense and amortization of other intangibles within the accompanying consolidated statements of operations. Vivendi Games assesses impairment of other intangibles, other than trade names, in accordance with SFAS No. 144 and recognized no impairment loss during any period presented, as no specific triggering event occurred.

As of June 30, 2008, the estimated aggregate amortization expense to be recognized during the remainder of 2008 and in 2009 is approximately $1.8 million and $3.4 million, respectively, after which all other definite-lived intangibles will be principally amortized in full. The net balances at June 30, 2008 for trade names, acquired developed software and other intangibles were $52.5 million, $3.6 million and $1.6 million, respectively. The net balances at December 31, 2007 for trade names, acquired developed software and other intangibles were $52.6 million, $4.8 million and $2.6 million, respectively.

Goodwill and Other Indefinite-Lived Assets

Vivendi Games accounts for its goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142 addresses financial accounting and reporting requirements for acquired goodwill and other intangible assets with indefinite lives.  Other than Vivendi Games’ trade names, which are included in other intangible assets above, management believes that all acquired identified intangible assets included in the accompanying consolidated balance sheet have finite lives and are assessed for impairment under SFAS No. 144.

Under SFAS No. 142, goodwill is deemed to have an indefinite useful life.  Further, goodwill and other indefinite lived assets (trade names) should not be amortized but rather tested at least annually for impairment.  An impairment loss is recognized if the carrying amount of goodwill at each reporting unit, as defined by SFAS No. 142, exceeds its implied fair value.  Other indefinite lived assets are assessed for impairment by comparing the fair value of the asset to its carrying amount, and to the extent the carrying amount exceeds the fair value, an impairment loss is recognized.

In accordance with SFAS No. 142, Vivendi Games does not amortize goodwill.  Vivendi Games reviewed goodwill for impairment as of December 31, 2007 and concluded that goodwill was not impaired.  To review goodwill for impairment, goodwill is first allocated to its reporting unit in accordance with SFAS No. 142, which corresponds to Vivendi Games’ operating divisions.

Trade names were assessed for impairment during the year ended December 31, 2007, and no impairment was recorded.

Vivendi Games has not recognized any impairment for goodwill or trade names for any period presented.

Income Taxes

Vivendi Games’ income taxes are presented as if Vivendi Games were a stand-alone taxpayer even though Vivendi Games’ operating results are included in the consolidated federal, and certain foreign, and state and local income tax returns of Vivendi or Vivendi’s subsidiaries.  Vivendi manages its tax position for the benefit of the entire portfolio of its businesses, and as such, the calculation of Vivendi Games’ tax provision and related tax accounts herein may differ from those of Vivendi, and in addition, are not necessarily reflective of tax strategies Vivendi Games may have utilized if on a stand-alone basis.

Income taxes are accounted in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”).  Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

Further, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

In accordance with Accounting Principles Board Opinions (“APB”) No. 23, Accounting for Income Taxes – Special Areas, Vivendi Games has not provided for U.S. income taxes on undistributed earnings of its foreign subsidiaries since it is management’s intention that undistributed earnings will be indefinitely reinvested in the foreign operations.  Amounts at any period-end presented were not significant.

On January 1, 2007, Vivendi Games adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, (“FIN 48”).  FIN 48 clarifies the accounting for the uncertainty in recognizing income taxes in an organization in accordance with SFAS No. 109 by providing detailed guidance for financial statement recognition, measurement and disclosure involving uncertain tax positions.  FIN 48 requires an uncertain tax position to meet a more-likely-than-not recognition threshold at the effective date to be recognized both upon the adoption of FIN 48 and in subsequent periods.  The adoption did not have a material effect on the consolidated financial statements.

Vivendi Games recognizes penalties related to income tax matters as part of the provision for income taxes and interest is included within interest expense.  Amounts recorded in periods presented are immaterial.

Derivatives

Other than share-based awards (see Note 7), Vivendi Games accounts for its derivative and hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS  No. 133”).  The assets or liabilities associated with its derivative instruments and hedging activities are recorded at fair value in other current assets or other current liabilities, respectively, in the consolidated balance sheets presented herein.  The accounting for gains and losses resulting from changes in fair value depends on the use of the derivative and whether it is designated and qualifies for hedge accounting.

Vivendi Games transacts business in various foreign currencies and has significant international sales and expenses denominated in foreign currencies, subjecting Vivendi Games to foreign currency risk.  Vivendi Games utilizes foreign exchange forward contracts to mitigate foreign currency exchange rate risk associated with foreign-currency-denominated assets and liabilities, primarily intercompany receivables and payables.  The forward contracts generally have a contractual term of approximately one month;

therefore, the fair value of the forward contracts is not significant at each month end.  Vivendi Games does not use foreign exchange forward contracts for speculative or trading purposes.  None of Vivendi Games’ foreign exchange forward contracts were designated as hedging instruments under SFAS No. 133.  Accordingly, gains or losses resulting from changes in the fair value of the forward contracts are reported as a component of foreign currency exchange gain (loss) within the accompanying consolidated statements of operations.  As of June 30, 2008 and December 31, 2007, outstanding foreign exchange forward contracts, principally hedge firm obligations, related to third-party development contracts, and forecasted operating cash flows in currencies other than Vivendi Games’ functional currency.  The fair values of outstanding positions under these contracts are considered immaterial for all periods presented.

Foreign Currency Translation

The assets and liabilities of Vivendi Games’ foreign operations are translated into U.S. dollars at exchange rates as of the balance sheet date, revenues and expenses are translated at average exchange rates for the period, and equity balances are translated at the historical rate.  Resulting translation adjustments are included in other comprehensive income, a component of owner’s equity.

Translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated statements of operations as incurred.  Foreign currency exchange gain (loss) includes the effect of gains and losses recognized on foreign exchange forward contracts.

Other Comprehensive Income

Vivendi Games computes other comprehensive income, which is reported on the accompanying consolidated statements of owner’s equity and comprehensive income, pursuant to SFAS No. 130, Reporting Comprehensive Income.  Total comprehensive income for Vivendi Games includes net income and foreign currency translation adjustments.  For all periods presented, other comprehensive income is comprised only of foreign currency translation adjustments.

Revenue Recognition

We recognize revenues for the massively, multiplayer, online game World of Warcraft, its expansion packs and other ancillary services in accordance with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements, (“SAB No. 101”), as amended by Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”).

We consider the World of Warcraft boxed product including expansion packs and other ancillary revenues as a single deliverable with the total arrangement consideration combined and recognized ratably as revenue over the estimated customer life beginning upon activation of the software and delivery of the services. Revenues attributed to the sale of World of Warcraft boxed software and related expansion packs are classified as Product Sales and revenues attributable to subscription and other ancillary services are classified as Subscription Revenues.

Product Sales

Vivendi Games recognizes revenue from the sale of its products upon the transfer of title and risk of loss to customers, net of estimated returns, price protection and other allowances. In addition, in order to recognize revenue for product sales, persuasive evidence of an arrangement must exist and collection of the related receivable must be probable. Revenue recognition also determines the timing of recognition of certain expenses. Where uncertainty about collectibility exists, Vivendi Games defers revenue recognition until collectibility of amounts owed is reasonably assured.  The element of revenues and related costs that relate to the World of Warcraft boxed software, including the sale of an expansion pack, is deferred and recognized ratably over the estimated customer life beginning upon activation of the software and delivery of the services. The interactive entertainment software industry is highly seasonal, with the highest levels of consumer demand and therefore product sales occurring during the calendar year-end holiday buying season. As a result, Vivendi Games’ net sales and operating income have historically been higher during the second half of the calendar year. Vivendi Games’ receivables and credit risks are likewise higher during the second half of the calendar year. The revenues from pay-per-downloads or subscriptions operated by third-party distributors for SOL and VGM are recognized upon receiving appropriate revenue statements from each distributor. These revenues are included in product sales. With the exception of World of Warcraft, some of Vivendi Games’ software products provide limited online features at no additional cost to the consumer. Generally, such features are considered to be incidental to the overall product offering and an inconsequential deliverable. Accordingly, Vivendi Games does not defer any revenue related to products containing these limited online features.

Subscription Revenues

Subscription revenues are recognized in accordance with SAB No. 101, as amended by SAB No. 104. Subscription revenues are derived from World of Warcraft, a game that is playable through Blizzard’s servers on a subscription-only basis. After the first month of free usage that is included with the boxed software, the World of Warcraft end user may enter into a subscription agreement for additional access. Subscription revenues received are deferred and recognized as subscription revenues ratably over the subscription period. Revenue from the sale of prepaid cards, sold through retail outlets and other stores, is deferred and recognized as subscription revenue ratably beginning when the cards are first activated. Revenue from internet gaming rooms in Asia is recognized upon usage of the time packages sold. Ancillary revenues associated with subscriptions are recognized ratably over the estimated customer life.

Licensing Revenues

Third-party licensees in China and Taiwan distribute and host Blizzard’s World of Warcraft game in their respective countries under a license agreement with Blizzard. The licensees paid certain minimum, non-refundable, generally recoupable guaranteed royalties when entering into the licensing agreements. Upon receipt of the recoupable advances, Vivendi Games defers their recognition and recognizes the revenues in subsequent periods as these advances are recouped by the licensees. As the licensees pay additional royalties above and beyond those initially advanced, Vivendi Games recognizes these additional royalties as revenues based on activation of the underlying prepaid time by the end users.

Other Revenues

Other revenues primarily include ancillary sales of non-software related products. It includes licensing activity of intellectual property other than software (such as characters) to third-parties. Revenue is recorded upon receipt of licensee statements, or upon the receipt of cash, provided the license period has begun.

Taxes Assessed by Governmental Authorities

Vivendi Games accounts for taxes that are externally imposed on revenue producing transactions on a net basis, as a reduction to revenue.

Cost of Sales

Cost of sales includes direct operating costs associated with supporting and servicing World of Warcraft players, royalties to external developers and licensors and the traditional manufacturing costs of “retail box” PC and console products.

Stock-Based Compensation

On January 1, 2005, Vivendi Games adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS No. 123(R) supersedes Vivendi Games’ previous accounting under APB No. 25, Accounting for Stock Issued to Employees.  Vivendi Games elected to adopt SFAS No. 123(R), as of January 1, 2005, using the modified prospective method.  As a result, Vivendi Games’ consolidated financial statements as of and for all periods presented reflect the impact of SFAS No. 123(R).

SFAS No. 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant, and re-measure the fair value of liability awards at each reporting period, using an option-pricing model.  The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in Vivendi Games’ consolidated statements of operations.

Stock-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest.  Prior to 2007, Vivendi Games generally attributed the value of stock-based compensation to expense using the accelerated multi-tranche method (see Note 7). Beginning in 2007, Vivendi Games’ employees have been granted awards which cliff vest at the end of a three-year vesting period.  Stock-based compensation expense relating to these stock options is recognized on a straight-line basis over the vesting period.

Restricted stock grants from Vivendi (including restricted stock units) are generally attributed to expense using the straight-line single option method.  However, awards granted under the Blizzard 2006 Equity Incentive Plan (the “Blizzard Equity Plan”) (see Note 7) are attributed to expense using the accelerated multi-tranche method, as they are subject to graded vesting.

Employee Benefit Plans

In accordance with the laws and practices of each country in which it operates, Vivendi Games (via Vivendi) and its employees (including those employees of Vivendi who are fully dedicated to Vivendi Games) participate in, or maintain employee benefit plans providing retirement pensions, postretirement health care, life insurance and post employment benefits (principally severances) to eligible employees, retirees and their beneficiaries.  Retirement pensions are provided for substantially all employees through defined contribution plans, which are integrated with local Social Security and multi-employer plans.  Vivendi’s funding policy is consistent with applicable government funding requirements and regulations of each country in which Vivendi maintains a pension plan.

3. Acquisitions

There were no acquisitions of development studios during the six months ended June 30, 2008 or during 2007.

2006 Acquisitions

Additional consideration of up to $2.0 million may be payable to former owners of the development studios acquired in 2006 based on future performance, as defined in each applicable acquisition agreement, through December 2008. Amounts will be paid if certain financial targets are achieved. During the six months ended June 30, 2008, $0.4 million of the $2.0 million had been accrued as additional consideration and recorded as compensation expense. As of December 31, 2007, approximately $0.1 million of the $2.0 million had been forfeited. As of June 30, 2008, the remaining $1.0 million of additional purchase consideration not yet paid remains subject to the achievement of future financial target contingencies.

2005 Acquisitions

Total purchase consideration was approximately $73.6 million. This amount includes additional consideration earned since the acquisition date.

As originally defined in each applicable acquisition agreement, additional consideration of up to $21.2 million may be payable to the former owners of the development studios acquired in 2005 based on future performance through March 2010. Amounts will be paid if and when certain financial targets are achieved or upon satisfaction of certain service commitments. Based on the studios’ current performance, management believes that most of the $21.2 million will be earned. During the six months ended June 30, 2008, Vivendi Games paid an additional $4.4 million and accrued an additional $1.7 million to be paid in the third quarter of 2008. Both these amounts were recorded as goodwill. In the six months ended June 30, 2008 and the year ended December 31, 2007, $0.5 million and $0.6 million of the $21.2 million were forfeited, respectively. As of June 30, 2008, the remaining balance amounts to $9.4 million and remains subject to future earnings targets, as defined. If earned, future payments will be recorded as additional goodwill.

4. Inventories

Inventories consist of the following:

	As of June 30, 2008	As of December 31, 2007
	(in thousands)
	(unaudited)
Finished goods	$19,297	$18,953
Purchased parts and components	5,062	2,406
	$24,359	$21,359

5. Property and Equipment

Property and equipment consist of the following:

	As of June 30, 2008	As of December 31, 2007
	(in thousands)
	(unaudited)
Computer equipment and software	$279,031	$266,359
Furniture and fixtures	15,698	14,941
Leasehold improvements	38,965	36,316
	333,694	317,616
Less accumulated depreciation and amortization	(216,649)	(189,017)
	$117,045	$128,599

6. Income Taxes

Vivendi Games’ results are included in the consolidated federal and certain foreign, and state and local income tax returns filed by Vivendi or its affiliates. The income tax provision is reflected in the consolidated statements of operations, including the impact of U.S. net operating losses carried forward, as if the amounts were computed on a separate stand-alone basis as required by SFAS No. 109. The deferred tax assets and liabilities included in the consolidated balance sheets have been prepared as if these amounts were computed on a stand-alone basis, excluding the U.S. net operating losses as set forth below.

Under Vivendi group policy, any U.S. net operating losses generated by Vivendi Games are surrendered to Vivendi or Vivendi’s subsidiaries in the year of loss with no benefit for such losses being recorded in Vivendi Games’ income tax provision. However, to the extent that Vivendi Games had U.S. net operating losses allocated to it in the consolidated tax returns that have not been used by Vivendi or Vivendi’s subsidiaries, the related deferred tax asset and valuation allowance have been included in Vivendi Games’ consolidated balance sheets.

For interim reporting purposes, Vivendi Games calculates the expected annual effective tax rate in accordance with APB No. 28, Interim Financial Reporting, and applies the expected annual effective tax rate to the actual pre-tax results incurred for the interim period to compute an interim tax provision. In performing the calculation, Vivendi Games segregates the full year estimated tax provision for each jurisdiction and includes the estimated tax by jurisdiction in the annual effective rate calculation.

The income tax expense of $41.9 million (as adjusted) for the six months ended June 30, 2008, reflects Vivendi Games’ effective tax rate for the six month period then ended of approximately 37.2% (as adjusted). This rate differed from the U.S. statutory rate of 35% mainly as a result of the state income taxes provided, net of federal benefit, and foreign income taxes provided for at generally lower rates than the federal rate of 35%.

The income tax benefit of $18.5 million (as adjusted) for the six months ended June 30, 2007 reflects an effective tax rate benefit of 24.9% (as adjusted), which differs from the effective tax rate benefit of 30% (as adjusted) for the year ended December 31, 2007.  The primary reasons for the difference between the June 30, 2007 and the 2007 annual effective tax rates are the recognition of research and development tax credits in the fourth quarter of 2007 after completion by Vivendi Games of its research and development tax credit study and the release of additional valuation allowance on the Vivendi Games deferred tax assets and net operating losses surrendered to Vivendi when compared to that estimated at June 30, 2007, as a result of meeting the more likely than not recognition criteria in the fourth quarter of 2007. The estimated annual effective tax rate used for the six months ended June 30, 2008 is different from the annual rate benefit in 2007, because 2007 had the benefit of the 2000 through 2007 research and development tax credits recognized and valuation allowance release as discussed above.

Vivendi Games has reflected the net operating loss carry forwards and related valuation allowance as if Vivendi Games were to be deconsolidated from Vivendi or Vivendi’s subsidiaries. As of December 31, 2007, Vivendi Games has U.S. federal net operating losses of $18.2 million, which begin to expire in 2022. As of June 30, 2008, these U.S. federal net operating losses were no longer available to Vivendi Games, as they had been fully utilized by Vivendi.

As of December 31, 2007, Vivendi Games also has U.S. federal and state research and development credits of $12.1 million. The research and development credits begin to expire in 2021 for federal purposes and have no expiration for state purposes. As of June 30, 2008, the research and development tax credits were $16.4 million.

Through its foreign operations, Vivendi Games has approximately $73.5 million in net operating loss carry forwards at December 31, 2007, attributed mainly to losses in France, Germany and Ireland. A valuation allowance has been recorded against the foreign net operating losses since Vivendi Games does not have an adequate history of earnings in these jurisdictions.

Vivendi Games has foreign tax credits of $11.2 million as of December 31, 2007, which begin to expire in 2012.

7. Stock-Based Compensation

Vivendi has adopted several stock-based award programs, and Blizzard has adopted an equity compensation plan, under which options and other instruments may be granted to employees of Vivendi Games.

Expense related to stock-based compensation plans

A summary of the expense or expense reversals related to stock-based compensation plans for the six months ended June 30, 2008 and 2007, is as follows:

	Six Months Ended June 30,
	2008	2007
	(in thousands)
	(unaudited)
Equity-settled award expense
Stock options:
Stock options plans	$441	$309
	$441	$309
Other equity-settled award expense:
Restricted share plans	239	113
	$680	$422

Cash-settled award expense
Cash-settled awards in Vivendi stock:
Stock appreciation rights - ex-ADS awards	$(12,145)	$6,614
Stock appreciation rights	(2,411)	2,099
Restricted stock units	(119)	421
	$(14,675)	$9,134
Cash-settled awards in Blizzard stock:
Blizzard Equity Plan	34,757	24,775
	$20,082	$33,909
Total stock-based compensation expense	$20,762	$34,331

The following table summarizes the stock-based compensation expense (benefit) in the consolidated statements of operations for the six months ended June 30, 2008 and 2007:

	Six Months Ended June 30,
	2008	2007
	(in thousands)
	(unaudited)
Cost of sales	$796	$595
Sales and marketing	2,352	1,833
Research and development	27,221	19,250
General and administrative	(9,607)	12,653
Total stock-based compensation expense	$20,762	$34,331

Plans granted to non-U.S. resident executives and employees

Employee stock purchase plans

For the first half of 2008, Vivendi set up a leveraged employee stock purchase plan for its employees and retirees in the main countries of the European Union. Under this plan, virtually all employees and retirees can subscribe to Vivendi shares via a reserved share capital increase, while obtaining a discount upon subscription, and ultimately receive the capital gain attached to ten shares for a single subscribed share. Due to the limited subscription by Vivendi Games’ employees, this plan had no material impact on the financial position or results of operations of Vivendi Games as of and for the six months ended June 30, 2008.

Stock Option plans settled in equity

Stock options have been granted to Vivendi Games’ employees to acquire Vivendi stock. For all stock option plans established by Vivendi prior to January 1, 2007, the options granted vest annually in one-third tranches over three years from the grant date’s anniversary. Vested options become exercisable at the beginning of the third year from the date of grant (i.e., two-thirds of the original grant), and the remaining one-third becomes exercisable at the beginning of the fourth year from the date of grant. The related compensation cost is accounted for over the required three-year service period using the accelerated multi-tranche method in accordance with the following spread rates: 61% in the first year of the plan, 28% in the second year and 11% in the third year.

In 2007, Vivendi Games employees received stock options which cliff vest at the end of a three-year vesting period. The stock-based compensation expense related to these stock options is recognized on a straight-line basis over the vesting period.

Restricted Share Units (RSUs) plans settled in equity

In 2006, Vivendi established restricted share plans, under the 2005 French Finance Act. Shares granted to non-U.S. resident executives and employees cliff vest at the end of a two-year vesting period and are conditional upon the achievement of certain operating objectives as set forth in Vivendi’s 2006 budget. The restrictions lapse after a four-year period from the date of grant. However, as the shares granted under the restricted share plans are ordinary shares of the same class as Vivendi outstanding shares, employee shareholders are entitled to dividend and voting rights relating to their shares from the end of the vesting period. As the operating performance objectives were satisfied, the RSUs granted in 2006 were calculated using a factor of achievement of 100%.

Compensation cost recognized is based upon the value of the equity instrument received by the employees which is equal to the difference between the fair value of the shares to be received and the discounted value of the dividends expected to be distributed by Vivendi over the two-year vesting period. Compensation cost relating to restricted shares is recognized on a straight-line basis over the two-year vesting period.

Similar to the design of the plans set up in 2006, the shares granted to Vivendi Games employees in 2007 cliff vest at the end of a two-year vesting period and are conditional upon the achievement of certain operating objectives as set forth in Vivendi’s 2007 budget. As the operating performance objectives were satisfied in 2007, the RSUs granted in 2007 were calculated using a factor of achievement of 100%.

Plans granted to U.S. resident executives and employees (settled in cash)

In 2006, in connection with the delisting of Vivendi shares from the New York Stock Exchange, specific equity awards were granted to Vivendi Games’ U.S. resident executives and employees, with economic characteristics similar to those granted to non-U.S. employees. However, these equity instruments are exclusively cash-settled instruments with the following characteristics:

•         When the equity awards grant entitlement to the appreciation of the value of Vivendi shares, they are known as “stock appreciation rights” (“SARs”), which are the economic equivalent of stock options;

•         When the equity awards grant entitlement to the value of Vivendi shares, they are known as “restricted stock units” (“RSUs”), which are the economic equivalent of restricted shares;

•         Vivendi has converted the former American Depositary Shares (“ADS”) stock option plans for its U.S. resident employees into SARs plans; and

•         SARs and RSUs are denominated in U.S. dollars.

Stock Appreciation Rights (SARs) plans

Under SARs plans, the employees will receive, upon exercise of their rights, a cash payment based on Vivendi share price, equal to the difference between Vivendi share price upon exercise of the SARs and their strike price as set at the grant date. Similar to stock option plans set up before January 1, 2007, rights vest annually in one-third tranches on the grant date’s anniversary. Vested SARs become exercisable at the beginning of the third anniversary of the grant date (i.e., two-thirds of the original grant) and the remaining one-third becomes exercisable at the beginning of the fourth anniversary of the grant date. The compensation cost of the SARs granted before 2007 is recorded over the vesting period but not on a straight-line basis, as the SARs under the plan vest in one-third tranches over three years. The expense is accounted for over the required service period using the accelerated multi-tranche method in accordance with the following spread rates: 61% in the first year of the plan, 28% in the second year and 11% in the third year.

In 2007, Vivendi Games employees received SARs which cliff vest at the end of a three-year vesting period. Therefore, the compensation cost of these SARs is recognized on a straight-line basis over the vesting period.

The fair value of these plans is re-measured at each quarter end and the expense adjusted pro rata to vested rights at the relevant reporting date.

Restricted shares or restricted stock to each employee

On December 12, 2006, Vivendi established a grant of 15 fully vested restricted shares without any performance conditions for all non-temporary employees resident in France, who were employed and who had been employed by Vivendi Games for at least six months at that date. The 15 shares granted to each employee will be issued at the end of a two-year period from the grant date. At the end of this two-year period, the restricted shares will remain unavailable for an additional two-year period. As the shares granted are ordinary shares of the same class as Vivendi outstanding shares making up the share capital of Vivendi, employee shareholders will be entitled to dividends and voting rights relating to all their shares from their issuance. As these restricted shares were fully vested when granted, the compensation cost was recognized in full on the grant date.

For all non-temporary employees resident outside France, who were employed and who had been employed by Vivendi Games for at least six months as of December 12, 2006, Vivendi established a 15 RSU plan without any performance conditions. In general, the RSUs granted will be paid out in cash after a four-year period from the date of grant in an amount equal to the value of the Vivendi shares at the time the cash payment is made, plus the value of dividends paid on the Vivendi shares in the last two fiscal years prior to payment. RSUs are simply units of account and do not have any value outside the context of this plan. RSUs do not have voting rights, and they do not represent or imply an ownership interest in Vivendi or any of its businesses. Given the immediate vesting of such grant, the compensation cost was recognized in full on the grant date.

Information on Outstanding Plans from January 1, 2005

Equity-settled instruments

During the six months ended June 30, 2008 there were no material changes to the components of equity-settled instruments.

The grant-date fair value, based on year-end exchange rates, of equity-settled restricted shares vested as of December 31, 2007 was €0.2 million, corresponding to $0.3 million. As of December 31, 2007, based on end of period exchange rates, there is unamortized compensation of €1.3 million or $1.8 million, which will be expensed over the next 1.5 years on a weighted average basis as follows: $1.1 million in 2008, $0.6 million in 2009 and $0.1 million in 2010.

Cash-settled instruments

During the six months ended June 30, 2008 there were no material movements within the components of cash-settled instruments, other than for fair value as described below.

As of December 31, 2007, there was unamortized compensation expense of $6.1 million, which will be expensed over the next 1.5 years on a weighted-average basis as follows: $3.8 million in 2008, $1.9 million in 2009 and $0.4 million in 2010.

As of June 30, 2008, Vivendi Games has recorded liabilities related to cash-settled awards equal to $2.5 million, $11.2 million and $3.6 million for SARs, ex-ADS converted into SARs and RSUs, respectively. As of December 31, 2007, Vivendi Games has recorded liabilities related to cash-settled awards equal to $5.1 million, $24.3 million and $3.7 million for SARs, ex-ADS converted into SARs and RSUs, respectively. The fair values of these cash-settled awards were significantly impacted by a decline in the Vivendi stock price between December 31, 2007 and June 30, 2008, from €31.38 to €24.10, respectively. As a consequence the related liability has been reduced during the first six months of 2008. The liability for vested rights is included as a component of accrued payroll and related costs.

Cash-Settled Awards on Blizzard Stock (Blizzard Equity Plan)

In 2006, Blizzard implemented the Blizzard Equity Plan, an equity incentive plan denominated in U.S. dollars. Under the Blizzard Equity Plan (“BEP”), certain key executives and employees of Blizzard were awarded restricted shares of Blizzard stock and other cash settled awards of Blizzard as follows:

•                  In October 2006, 1,361,000 restricted shares were granted. In general, the participants may only redeem vested shares in exchange for cash payments over the 10-year life of the grant. These restricted shares vest in one-third increments over three years, starting January 1, 2007. The expense is amortized using the following rates: 45% in 2006, 40% in 2007 and 15% in 2008. As of June 30, 2008, there were 1,206,416 restricted shares outstanding, net of shares redeemed and forfeited.

•                  In March 2007, 729,000 cash settled stock options were granted with a strike price of $19.24 and a fixed exercise/payment term on May 1, 2009. These awards call for cash payments to be made to participants at this fixed date based on the value of Blizzard shares at that time. These options shall vest in accordance with the following schedule: one-third (243,000 awards) immediately vested at the date of grant, one-third as of January 1, 2008 and the remaining portion as of January 1, 2009, amortized using the following rates: 81% in 2007 and 19% in 2008. As of June 30, 2008, there were 726,500 cash settled stock options outstanding, net of rights forfeited.

•                  In March 2007, an additional 1,215,000 cash settled stock options were granted with a strike price of $19.24 and a fixed exercise/payment term on May 1, 2010. These awards call for cash payments to be made to participants at this fixed date based on the value of Blizzard shares at that time. These options vest in one-third increments over three years, starting January 1, 2008. The expense is amortized using the following rates: 57% in 2007, 31% in 2008 and 12% in 2009. As of June 30, 2008, there were 1,210,000 cash settled stock options outstanding, net of rights forfeited.

At each quarter-end, the expense recognized is based on the elapsed portion of each vesting tranche, the number of outstanding rights granted and the estimated value of Blizzard shares as determined under the BEP. No forfeitures are anticipated based on recent and projected turnover rates of the beneficiaries. As of June 30, 2008 and December 31, 2007, Vivendi Games has recorded liabilities related to the BEP, based on the value of Blizzard shares as determined under this plan, for $168.8 million and $143.8 million, respectively, as a component of accrued payroll and related costs in the accompanying consolidated balance sheets. The expense recorded for the six months ended June 30, 2008 and 2007 is $34.8 million and $24.8 million, respectively.

Under the provisions of the BEP and the Business Combination Agreement signed between Vivendi and Activision, the consummation of this transaction is deemed a change in control, which has automatically triggered cash payments to the beneficiaries for the portion of awards that were vested at the closing date of the transaction on July 9, 2008. The determination of the value of Blizzard shares upon a change in control is equal to the transaction value under the provisions of the BEP.

The outstanding non-vested rights became immediately vested upon the closing of the transaction, cancelled and extinguished and converted into a new right to receive an amount in cash eighteen months after the closing upon the terms and subject to the conditions set forth in the BEP and in the Business Combination Agreement, including continued employment through the payment date.

With respect to both the payments made on the closing date (for the vested rights at that date) or eighteen months thereafter (for the new non-vested rights), participants are entitled to receive, in aggregate, a cash payment equal to the product of the number of shares and the estimated per share fair value of Blizzard, less the applicable aggregate strike price for stock appreciation rights.

Based on the value of Blizzard shares as determined under the BEP in the event of a change in control, the estimated value of the outstanding rights granted amounts to $198.5 million as of June 30, 2008.

The aggregate cash payments made by Activision Blizzard to participants at the closing date of the transaction (or shortly thereafter) was $106.9 million and an estimated additional $91.6 million is to be paid eighteen months thereafter, assuming participants remain employed through the payment date (See Note 14 Subsequent Events).

8. Commitments and Contingencies

Contractual Obligations and Commitments

Vivendi Games has commitments under certain firm contractual arrangements (“Firm Commitments”) to make future payments for goods and services. These Firm Commitments secure the future rights to various assets and services to be used in the normal course of business. The Firm Commitments for software development projects represent the contractual payments due on development projects assuming that each third-party development studio earns all contractual milestone fees. Vivendi Games has also entered into arrangements to sublease office space to third parties, the amounts of which are reflected as reductions to the total Firm Commitments below. Vivendi has guaranteed certain operating lease commitments of Vivendi Games.

The table below sets forth the Firm Commitments and related sublease arrangements at December 31, 2007, and the estimated timing and effect that such obligations are expected to have on liquidity and cash flow in future periods:

	Contractual Obligations
	Operating Lease Commitments	Office Sublease Agreements	Software Development Costs (1)	Marketing Commitments	Total
	(in thousands)
Year ended December 31,
2008	$24,923	$(3,662)	$91,544	$5,258	$118,063
2009	23,196	(3,742)	22,187	7,000	48,641
2010	17,268	(634)	—	—	16,634
2011	11,775	—	—	—	11,775
2012	10,428	—	—	—	10,428
Thereafter	29,618	—	—	—	29,618
Total	$117,208	$(8,038)	$113,731	$12,258	$235,159

(1) Software development costs included above are those Vivendi Games is contractually obligated to pay, including intellectual property obligations but not taking into consideration standard cancellation clauses exercisable at the option of Vivendi Games.

In addition to the amounts in the table above, two bonus plans were implemented for certain executives and employees of Vivendi Games in connection with the Business Combination. Under the terms of each of these two plans, if the transaction did not close by December 31, 2008, 50% of the bonus would be paid. Due to the closing date of the Business Combination, which occurred on July 9, 2008, the accruals were calculated for these plans based on the 100% payment scenario as of June 30, 2008 and the 50% minimum obligation payment scenario as of December 31, 2007.

Under the transaction bonus plan, certain executives of Vivendi Games are eligible to receive a transaction bonus payable within 30 days of the closing of the Business Combination. The non-accrued portion of this contractual obligation was $0 million and $1.8 million as of June 30, 2008 and December 31, 2007, respectively. In addition and pursuant to the agreement signed on December 1, 2007, Vivendi Games has also implemented a special performance bonus plan for certain executives and employees based on the accomplishment of certain objectives associated with the combination with Activision. Such bonus will be paid on July 9, 2009, the one year anniversary of the closing date. The non-accrued portion of this contractual obligation was $8.4 million and $12.6 million as of June 30, 2008 and December 31, 2007, respectively. The maximum aggregate amount of undiscounted future liabilities resulting from the transaction and special performance bonus plans is $15.3 million, of which the non-accrued portion was $8.4 million and $14.4 million in aggregate as of June 30, 2008 and December 31, 2007, respectively.

Vivendi Games also has certain contingent obligations related to consummated studio acquisitions. As of June 30, 2008 and December 31, 2007, contingent consideration of $12.1 million and $17.1 million, respectively, represent commitments not yet paid for in the accompanying consolidated balance sheets, that remain subject to payout following the achievement of future performance targets. Such contingent payouts may be payable over the next three years.

Vivendi Games has also made commitments, payable in cash, to certain employees under cash-settled, stock-based awards. These awards are accrued as liabilities as services are rendered. Additional amounts are accruable and payable dependent upon rendering of continued services as required (see Note 7).

As of June 30, 2008 and December 31, 2007, Vivendi Games has entered into certain sublease agreements, the last of which expires in February 2010. Sublease income is recorded as a reduction to rent expense applied to the restructuring liability. During the six months ended June 30, 2008 and 2007, Vivendi Games received $1.6 million and $1.5 million of sublease income, respectively. As of June 30, 2008 and December 31, 2007, sublease income due to Vivendi Games under existing agreements is $6.5 million and $8.0 million, respectively, through 2010.

Claims and Litigation

Vivendi Games was named in a claim letter to Vivendi by Avis Budget, Group, Inc. (“Avis”), formerly known as Cendant Corporation, against Vivendi regarding tax benefits which may need to be remitted to Avis pursuant to the initial stock purchase agreement between Cendant Corporation and Vivendi Games. Vivendi Games has an agreement with Vivendi that Vivendi will be responsible for bearing any adverse financial consequences of the claim, if any. As such, no contingency reserves have been recorded by Vivendi Games for this claim.

Vivendi Games, along with its licensee in China (China The9) is cited by Beijing Beida Founder Electronic Co in Beijing court for an alleged infringement of fonts used in the Chinese version of World of Warcraft. The plaintiff is seeking 100 million Chinese Renminbi (RMB) (the equivalent of U.S. $14.6 million based on exchange rates as of June 30, 2008). The license agreement places primary responsibility on the licensee for the localization in Chinese language; accordingly, Vivendi Games believes the licensee is obligated to indemnify Vivendi Games for any liability arising from this dispute. Vivendi Games has not provided any reserve for this matter in the accompanying consolidated financial statements.

Vivendi Games is also subject to claims and litigation arising in the ordinary course of business, including disputes arising over contractual claims of additional royalties due to third-party developers and intellectual property holders. Management believes that any liability from any reasonably foreseeable disposition of such claims and litigation, individually or in the aggregate, have either been properly accrued or would not have a material adverse effect on Vivendi Games’ consolidated financial position or results of operations.

9. Employee Benefit Plans

Executive Deferred Compensation Plan

Vivendi Games maintains an executive deferred compensation plan pursuant to which certain key employees may defer salary and bonuses at their election. The amounts owed to executives under this plan are included within accrued expenses are $4.9 million and $4.7 million as of June 30, 2008 and December 31, 2007, respectively.

Profit Sharing and Employee Bonus Plans

Most employees participate in a standard worldwide bonus plan and certain employees participate in a secondary annual bonus and/or a profit sharing plan based on their operating division’s profit as defined in the respective plans. The amounts owed to employees under these plans are included within accrued expenses (current portion) of approximately $55.5 million and $65.1 million as of June 30, 2008 and December 31, 2007, respectively.

10. Related-Party Transactions

During the normal course of operations, Vivendi Games enters into certain transactions with Vivendi and its affiliates.

Vivendi maintains a centralized cash management pool from which Vivendi Games borrows and lends cash on a daily basis. Net cash transfers, under the cash pooling agreement, are included in owner’s equity as part of net transfers to Vivendi.  Vivendi charges Vivendi Games interest on the cumulative net cash transfers and such charges are included in interest, net (from) to Vivendi in the accompanying consolidated statements of operations. Net interest earned from Vivendi for the six months ended June 30, 2008 was $4.2 million, and net interest expense of $3.3 million for the six months ended June 30, 2007 was incurred.

Annual overhead and support costs were allocated to Vivendi Games by Vivendi to approximate management leadership, treasury, legal, tax, insurance and other similar service-based support functions incurred on Vivendi Games’ behalf. These costs amounted to approximately $1.7 million and $1.5 million during the six months ended June 30, 2008 and 2007, respectively. These allocations are included in the accompanying consolidated statements of operations as general and administrative expense.

For the six months ended June 30, 2008 and 2007, a management fee of approximately $1.2 million and $1.3 million, respectively, was allocated to Vivendi Games from Vivendi for shared-employee costs and other general corporate support functions incurred on Vivendi Games’ behalf. This allocation is included in the accompanying consolidated statements of operations as general and administrative expense.

As of December 31, 2007 and in the normal course of business, Vivendi has guaranteed (i) Vivendi Games’ obligations under certain property leases totaling $46.1 million, and (ii) payment to certain inventory vendors of up to approximately $33.0 million (based on exchange rates as of December 31, 2007). Property lease obligations are included in the table in Note 8. Payables related to inventory purchases are included in accounts payable in the accompanying consolidated balance sheets.

Vivendi Games has entered into agreements with certain affiliates for the physical distribution of boxed product sales for certain territories outside North America.

11. Geographical Information

Vivendi Games’ operations are primarily in North America, Europe and Asia Pacific. Net sales and net assets by geographical region are as follows:

	Six Months Ended June 30,
	2008	2007
	(in thousands)
	(unaudited)
Net Sales:
North America	$302,071	$279,971
Europe	284,178	216,840
Asia Pacific	90,887	72,978
	$677,136	$569,789

	As of June 30,	As of December 31,
	2008	2007
	(in thousands)
	(unaudited)	(as adjusted)
Net Assets:
North America	$169,599	$193,665
Europe	(3,576)	11,512
Asia Pacific	43,823	34,628
	$209,846	$239,805

12. Segment Profit & Loss and Related Information

Vivendi Games manages and reviews its business in two main divisions: Blizzard Entertainment and Sierra Entertainment (along with the separate divisions SOL and VGM). From January 1, 2006, Vivendi Games’ reporting segments have been determined in accordance with Vivendi Games’ internal management structure. The nature of the financial information provided to the chief operating decision maker includes only direct revenues and costs which are under the effective direct control of each segment management team.  Direct operating margin excludes group cost allocations provided to each segment (retail distribution and operations on a worldwide basis and corporate support services such as legal, human resources and taxes). The unallocated group costs encompass all costs which are not under the direct control of the segment management team: namely all the group support services, all fixed costs associated with the sales and marketing shared services for boxed products, as well as stock-based compensation (other than the BEP), corporate depreciation, restructuring, and foreign currency exchange gain or loss. These costs and expenses are deducted from direct operating margin in arriving at operating income on a consolidated basis. Direct operating margin is a non-GAAP measure and it should be considered in addition to and not a substitute for operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP.

SOL and VGM initiated their operations in early 2006, and as such they do not meet the materiality criteria for separate segment reporting, as specified in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”). As their activities are construed by management as a “spin off” of Sierra, they have been aggregated with Sierra, for reporting segment purposes.

As noted above, prior to 2006, Vivendi Games did not operate in segments and costs were not allocated on a segment basis. The only performance measure reported to the chief operating decision maker prior to 2006 in a disaggregated manner was net sales. Accordingly, net sales information has been presented separately below for Blizzard and Sierra and other. The direct operating margin per reporting segment has been presented using a similar methodology. Vivendi Games does not maintain accounting records that allocate assets or liabilities for operating divisions to determine net assets per reporting segment, and there are no inter-segment revenues.

	Six Months Ended June 30,
	2008	2007
	(in thousands)
	(unaudited)
Blizzard	$575,431	$499,491
Sierra and Other	101,705	70,298
Net sales	677,136	569,789

Blizzard	272,941	199,526
Sierra and Other	(120,496)	(67,110)
Direct Operating Margin	152,445	132,416
Unallocated Group costs	(44,224)	(56,984)
Operating income	$108,221	$75,432

13. Recent Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 was effective for fiscal years beginning after November 15, 2007. Subsequently, the FASB decided to provide a one year deferral for the implementation of SFAS No. 157 solely for non-financial assets and non-financial liabilities, except those non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually). Due to the deferral of the effective date to January 1, 2009 for Vivendi Games’ non-financial assets and non-financial liabilities, the adoption of SFAS No. 157 had no impact on the consolidated financial statements of Vivendi Games as its financial assets and financial liabilities consist primarily of cash and cash equivalents.  Vivendi Games does not expect that the adoption of the provisions of SFAS No. 157 to its non-financial assets and non-financial liabilities in 2009 will have a material effect on its financial position or results of operations.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS No. 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007. Vivendi Games adopted SFAS No. 159 on January 1, 2008 and did not elect to use fair value or re-measure any of its assets or liabilities.

In June 2007, the FASB ratified the Emerging Issues Task Force’s (“EITF”) consensus conclusion on EITF No. 07-03, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development. EITF No. 07-03 addresses the diversity which exists with respect to the accounting for the non-refundable portion of a payment made by a research and development entity for future research and development activities. Under this conclusion, an entity is required to defer and capitalize non-refundable advance payments made for research and development activities until the related goods are delivered or the related services are performed. EITF No. 07-03 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2007 and requires prospective application for new contracts entered into after the effective date. The adoption of EITF No. 07-03 had no material impact on the consolidated financial statements of Vivendi Games.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivatives Instruments and Hedging Activities - an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161

changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. Vivendi Games does not expect the adoption of SFAS No. 161 to have a material impact on its disclosures.

14. Subsequent Events (unaudited)

Business Combination with Activision

Subsequent to June 30, 2008, the previously announced business combination (the “Business Combination,” pursuant to the “Business Combination Agreement” (or the “BCA”), signed by Vivendi and Activision to combine Vivendi Games with Activision, has been consummated on July 9, 2008.  Under the terms of the BCA, a wholly owned subsidiary of Activision merged with and into Vivendi Games, and Activision was renamed Activision Blizzard.  In the Business Combination, shares of Vivendi Games were converted into 295.3 million new shares of Activision Blizzard’s common stock.  Concurrent with the Business Combination, Vivendi purchased 62.9 million newly issued shares of Activision Blizzard’s common stock at a price of $27.50 per share for a total of approximately $1.731 billion in cash. Immediately following the consummation of the Business Combination, Vivendi owned approximately 54% of Activision Blizzard’s issued and outstanding common stock. Upon closing, all pre-existing arrangements, other than licenses entered into the ordinary course of business with Vivendi or Vivendi’s affiliates, have been terminated.

Activision Blizzard now conducts the combined business operations of Activision and Vivendi Games. While Activision is the surviving entity in this Business Combination, because the transaction is treated as a “reverse acquisition”, Vivendi Games is deemed to be the acquirer for accounting purposes. Accordingly, for all future Exchange Act filings, the historical financial statements of Activision Blizzard for periods prior to the consummation of the Business Combination will be those of Vivendi Games.

In accordance with the terms of the Business Combination Agreement, on July 16, 2008, Activision Blizzard commenced a $4.028 billion all-cash tender offer to purchase up to 146.5 million of Activision Blizzard common shares at $27.50 per share. As a result of this tender offer, that expired on August 13, 2008, approximately 85,916 shares of Activision Blizzard common stock were tendered for a total amount of approximately $2 million in cash, resulting in a total Vivendi ownership interest in Activision Blizzard of approximately 54% (net of the dilution effect of stock-options exercised since the closing date).

As a direct result of the Business Combination, various additional transactions and events resulted subsequent to June 30, 2008, which are summarized as follows:

a) Payment of the tax liability due to Vivendi

Immediately prior to the consummation of the Business Combination, Vivendi Games paid its income tax payable that was due to Vivendi, in complete satisfaction of its outstanding obligation under the Vivendi Group tax policy for an amount equal to $224.2 million.

b) Vivendi Games Loan Facility

At the time of the closing of the Business Combination, Vivendi Games had a loan facility in place that permitted Vivendi Games to borrow from an unaffiliated third party an amount up to $150 million for general corporate purposes. Pursuant to the terms of the BCA, Vivendi has agreed that upon closing, the amount outstanding under the Vivendi Games loan facility, together with all other indebtedness for money borrowed by Vivendi Games and its subsidiaries (excluding Vivendi Games intercompany indebtedness), will not be more than the aggregate amount of cash and cash equivalents held by Vivendi Games and its subsidiaries on that date, less $15 million.

Prior to the consummation of the Business Combination, Vivendi Games borrowed $150 million that was reimbursed in full by Activision Blizzard after the closing of the transaction.

c) Dividend distribution to Vivendi

Prior to the consummation of the Business Combination, under the terms of the BCA, Vivendi Games declared and paid a dividend to Vivendi in the aggregate amount of $77.5 million. This amount was derived from the Vivendi Games cash balance, less the tax payment, less the borrowings under the loan facility and less the $15.0 million in cash, all as discussed above.

d) Blizzard Equity Plan Payment

As discussed in Note 7, under the terms of the BEP and BCA, upon the Business Combination which triggered the change in control provision, Activision Blizzard made aggregate cash payments to participants of $106.9 million subsequent to the Business Combination. An additional $91.6 million is estimated to be paid eighteen months after the Business Combination, assuming the participants remain employed through the payment date.

e) Payments by Vivendi Games for Certain Transaction Bonuses

As more fully described in Note 8, Vivendi Games implemented a transaction bonus plan payable within 30 days of the closing of the Business Combination. After the closing date, Vivendi Games made aggregate payments to participants of $1.9 million under this plan.

f) Restructuring and post merger integration activities

Activision Blizzard now conducts the combined business operations of Activision and Vivendi Games. The overall integration of the companies includes projected cost savings associated with anticipated restructuring plans and other operational efficiencies, greater economies of scale and revenue enhancement opportunities. The anticipated restructuring plans will, in particular, impact the former Vivendi Games’ products, assets, studios and support workforce. Such decisions bear no relationship to the way Vivendi Games would have conducted its activities on a stand-alone basis, had the Business Combination not occurred. The financial impacts of such actions did not impact the six months ended June 30, 2008, because the Business Combination had not occurred.